EQUISURE, INC. AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE PERIOD FROM JANUARY 1, 1996 TO MAY 10, 1996



                                TABLE OF CONTENTS

                                                                      Page

Independent Auditors' Report                                            1


Consolidated Financial Statements:

   Consolidated Balance Sheet                                           2

   Consolidated Statement of Operations                                 3

   Consolidated Statement of Stockholders' Equity                       4

   Consolidated Statement of Cash Flows                                 5

   Notes to Consolidated Financial Statements                           6




To The Stockholders

EQUISURE, INC. AND SUBSIDIARY
Minneapolis, Minnesota


                          INDEPENDENT AUDITORS' REPORT


We have audited the accompanying consolidated balance sheet of Equisure, Inc. and Subsidiary as of May 10, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 1, 1996 to May 10, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects the financial position of Equisure, Inc. and Subsidiary as of May 10, 1996, and the results of their operations and their cash flows for the period from January 1, 1996 to May 10, 1996 in conformity with generally accepted accounting principles.


/s/ Stirtz Bernards Boyden Surdel & Larter

Edina, Minnesota
June 5, 1996




                          EQUISURE, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                  MAY 10, 1996


                  ASSETS
Assets:
   Investments, available for sale                  $ 18,558,341
   Cash and cash equivalents                          35,471,966
   Accrued interest receivable                           103,994
   Premiums receivable                                   107,548
   Prepaid reinsurance                                 5,273,125
   Due from related party                              1,507,271
                                                    ------------

               Total assets                         $ 61,022,245
                                                    ============

      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Underwriting reserves                            $ 21,484,702
   Reinsurance premiums payable                          493,695
   Due to related parties                              1,539,456
   Accrued expenses                                      325,682
   Deferred income taxes                               1,075,000
                                                    ------------

               Total liabilities                      24,918,535
                                                    ------------

Stockholders' equity:
   Common stock, par value $.001, authorized
     10,000,000 shares, issued and outstanding
     5,575,833 shares                                      5,576
   Additional paid-in capital                         35,640,660
   Retained deficit                                   (1,142,637)
   Net unrealized appreciation on investments,
      available for sale                               1,600,111
                                                    ------------

               Total stockholders' equity             36,103,710
                                                    ------------

               Total liabilities and
                 stockholders' equity               $ 61,022,245
                                                    ============

                 See Notes to Consolidated Financial Statements.




                          EQUISURE, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

               FOR THE PERIOD FROM JANUARY 1, 1996 TO MAY 10, 1996


Revenues:
   Reinsurance premiums assumed        $1,476,952
   Retrocession premiums                       --
                                       ----------

               Net premiums             1,476,952

   Net investment income                  643,388
                                       ----------

               Total revenues           2,120,340
                                       ----------

Expenses:
   Acquisition costs                      147,695
   Administrative expenses              1,088,926
   Foreign currency exchange loss         362,473
                                       ----------

               Total expenses           1,599,094
                                       ----------

               Net income              $  521,246
                                       ==========


Net income per share                   $      .10
                                       ==========

Weighted average number of common
  shares outstanding                    5,297,041
                                       ==========

                 See Notes to Consolidated Financial Statements.



                          EQUISURE, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

               FOR THE PERIOD FROM JANUARY 1, 1996 TO MAY 10, 1996

                                                                                       Net Unrealized
                                                                                        Appreciation
                                                                                       (Depreciation)
                                                                        Additional     On Investments     Net
                                                   Common Stock           Paid-In        Available      Retained
                                               Shares        Amount       Capital         For Sale       Deficit          Total
                                             ---------    -----------   -----------    --------------  ------------    -----------
BALANCE, January 1, 1996                        50,000    $ 1,594,896   $34,051,340     $ (240,980)    $(1,663,883)    $33,741,373

   Effects of reverse purchase acquisition:
       Recapitalization                      5,247,041     (1,589,599)    1,589,599           --              --              --
       Issuance of additional
         common stock to
         effect merger                         278,792            279          (279)          --              --              --

   Change in unrealized
     appreciation on
     investments                                  --             --            --        1,841,091            --         1,841,091

   Net income                                     --             --            --             --           521,246         521,246
                                             ---------    -----------   -----------     ----------     -----------     -----------

BALANCE, May 10, 1996                        5,575,833    $     5,576   $35,640,660     $1,600,111     $(1,142,637)    $36,103,710
                                             =========    ===========   ===========     ==========     ===========     ===========

                 See Notes to Consolidated Financial Statements.



                          EQUISURE, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

               FOR THE PERIOD FROM JANUARY 1, 1996 TO MAY 10, 1996

                Increase (Decrease) in Cash and Cash Equivalents


Cash flows from operating activities:
   Net income                                                $    521,246
   Adjustments to reconcile net income to net
     cash flows from operating activities:
       Foreign currency exchange loss                             362,473
       Change in:
         Premiums receivable                                    9,168,911
         Prepaid reinsurance                                   (5,273,125)
         Underwriting reserves                                  4,574,856
         Due from/due to related parties                       (4,654,752)
         Reinsurance premiums payable                            (600,576)
         Accrued expenses                                        (457,589)
         Accrued interest receivable                              (23,810)
                                                             ------------
               Net cash flows from operating activities         3,617,634
                                                             ------------

Cash flows from investing activities                                   --
                                                             ------------

Cash flows from financing activities                                   --
                                                             ------------

Effect of exchange rate changes on cash                          (362,473)
                                                             ------------

               Net change in cash and
                 cash equivalents                               3,255,161

Cash and cash equivalents, beginning of period                 32,216,805
                                                             ------------

Cash and cash equivalents, end of period                     $ 35,471,966
                                                             ============

                 See Notes to Consolidated Financial Statements.




                          EQUISURE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE PERIOD FROM JANUARY 1, 1996 TO MAY 10, 1996


1.    BACKGROUND, ACQUISITION AND MERGER

      Aloe Vera, Inc. (the Company) was incorporated on August 12, 1977, and for several years prior to December 31, 1995, was not engaged in any business activity. On May 10, 1996, Aloe Vera, Inc. acquired, as a wholly-owned subsidiary, Equihot Herverzekering N.V. (EH), which operates under the laws of Belgium and whose principal activity is the assumption of risks arising from insurance policies primarily ceded by Equihot Verzekering N.V., a company related through common ownership. The Company also has a small portfolio of third-party business. Effective, May 10, 1996, the stockholders of the Company approved amendments to its Articles of Incorporation changing the corporate name to Equisure, Inc.

      On May 10, 1996, Aloe Vera, Inc. entered into an exchange agreement with Equihot Herverzekering N.V. in which the former stockholder of EH exchanged all 50,000 shares of outstanding common stock of EH for 5,297,041 shares of authorized but unissued common stock of Equisure.

      Immediately prior to entering into the exchange agreement, Aloe Vera, Inc. approved a 20-for-1 reverse stock split, which reduced the number of outstanding shares of common stock from 5,575,833 shares to 278,792 shares.

      Following the exchange, the former stockholder of EH, Equihot Delfstoffen N.V., held 95% of the Company's common stock outstanding. For accounting purposes, this exchange/acquisition was treated as a recapitalization of the Company with EH as the acquirer (a reverse purchase acquisition).

      The historical financial statements prior to May 10, 1996, are those of EH. The consolidated financial statements include Aloe Vera, Inc. only from the date of acquisition. Pro forma information for EH and Aloe Vera for periods prior to the exchange/acquisition is not presented because such information is not material to an understanding of the current or future operations and Aloe Vera has not had any business activity for several years.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation

      The consolidated financial statements are stated in United States dollars and are prepared in conformity with accounting principles generally accepted in the United States of America.

      The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Equihot Herverzekering N.V. All material intercompany transactions have been eliminated.

      Investments

      Investments consist of marketable equity securities available for sale. They are carried at fair value based on quoted market prices as of May 10, 1996. Unrealized appreciation (depreciation) are excluded from operations and reported as a separate component of stockholders' equity. Realized gains and losses will be determined on the specific identification method.

      Cash and Cash Equivalents

      For the purpose of presentation in the Company's statement of cash flows, cash equivalents are short-term, highly liquid investments that are both
      (1) readily converted into known amounts of cash and (2) so near to maturity that they present insignificant risk of changes in value due to changing interest rates.

      Premiums and Determination of Underwriting Results and Reserves

      Premium income on short-duration reinsurance contracts is accounted for using the periodic method. Premiums that commence within the current underwriting year are taken into revenues as earned. Retrocession and acquisition costs together with claims incurred are matched against premiums. Calculations are made to determine the unearned premiums and deferred acquisition costs as necessary.

      Long-duration reinsurance contracts are accounted for using the open-year method. Premiums, retrocession and acquisition costs together with claims incurred are allocated to underwriting year accounts according to the inception of the contracts. The aggregation of the underwriting year accounts form the basis of the underwriting reserves on the balance sheet. The underwriting reserves will be disaggregated and reported on the statement of operations as premiums, claims and expenses only when earned premiums become reasonably determinable. If at any time an underwriting year or class of business within an underwriting year shows a deficiency, this loss will be recognized immediately.

      Income Taxes

      Income tax provisions are based on the asset and liability method. Deferred income taxes have been provided for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Such differences relate principally to the unrealized appreciation (depreciation) on investments, available for sale.

      Retrocession

      Retrocession protection is purchased from other insurers and reinsurers by the Company in the normal course of business to reduce the Company's exposure to certain levels of risk. The Company, however, remains liable under its initial reinsurance contract, but then collects where appropriate from its own reinsurers. Premiums are allocated in whole or in part to the applicable underwriting year and are included in the determination of underwriting reserves.


3.    INVESTMENTS

      Substantially all of the investments available for sale consist of marketable equity securities in South African mining companies, which are publicly traded on the London stock exchange.

      Major categories of net investment income are summarized as follows:

        Marketable equity securities                $   109,943
        Cash equivalents                                533,445
                                                    -----------

                                                    $   643,388
                                                    ===========

      The aggregate fair value, gross unrealized holding gains, gross unrealized holding losses and cost for available for sale marketable equity securities are as follows:

        Marketable equity securities:
          Cost                                      $15,883,230
          Gross unrealized holding gains              2,985,750
          Gross unrealized holding losses              (310,639)
                                                    -----------

               Fair value                           $18,558,341
                                                    ===========


4.    UNDERWRITING RESERVES

      Underwriting reserves at May 10, 1996, consisted of the following:

        Reinsurance premiums                        $53,015,696
        Retrocession premiums                       (26,960,825)
        Acquisition costs                            (4,570,169)
                                                    -----------

                                                    $21,484,702
                                                    ===========

      Changes in underwriting reserves were as follows:

        Balance January 1, 1996                     $16,909,846
        Reinsurance premiums                          7,857,488
        Retrocession premiums                        (2,504,376)
        Acquisition costs                              (778,256)
                                                    -----------

        Balance May 10, 1996                        $21,484,702
                                                    ===========

      Acquisition costs consist of commissions to the ceding companies and brokerage and agents commissions.


5.    INCOME TAXES

      The Company is subject to corporate income taxes in Belgium. There are no tax liabilities for the period ended May 10, 1996. The Company's effective tax rate is lower than what would be expected applying statutory rates because of expenses for tax purposes that are considered equity transactions for financial reporting purposes. For tax purposes, the Company incurred $699,863 of interest expense to stockholders under an agreement that was considered additional paid-in capital for financial reporting purposes. As of May 10, 1996, the underlying debt agreement was contributed to stockholders' equity as part of the exchange agreement (Note 1). No material net operating loss carryforwards are available due to additional equity transactions being treated as taxable events under Belgium tax laws.

      Amounts for deferred income tax assets and liabilities are as follows:

        Deferred income tax assets                  $       --
                                                    ==========

        Deferred income tax liabilities             $1,075,000
                                                    ==========


6.    STATUTORY NET INCOME (LOSS) AND STOCKHOLDERS' EQUITY

      Generally accepted accounting principles differ in certain respects from the accounting practices permitted by Belgium regulatory authorities (statutory basis). The Company had a statutory net loss of approximately $392,674 for the period ended May 10, 1996, and statutory stockholders' equity was approximately $35,302,340 at May 10, 1996.


7.    RELATED PARTY TRANSACTIONS

      Transactions or balances with related parties included in the consolidated financial statements are as follows:

                                                     Equihot          Equihot           Equihot
                                                   Delfstoffen      Verzekering        Accounting
                                                       N.V.             N.V.         Services, Ltd.
                                                   -----------      -----------      --------------
        Statement of Operations

          Reinsurance premiums assumed             $        --      $  1,476,952       $      --
          Acquisition costs                        $   147,695      $         --       $      --

         Balance Sheet

           Due from related party
             (unsecured, non-interest
             bearing, due December 31,
             1996)                                 $ 1,507,271      $         --       $    --

           Underwriting reserves (derived
             from but not payable to
             related parties):
               Reinsurance premiums                $        --      $ 32,368,691       $    --
               Retrocession premiums               $        --      $(15,580,030)      $    --
               Acquisition costs                   $(3,092,294)     $   (809,216)      $    --

           Due to related parties
             (unsecured, non-interest
             bearing, due December 31,
             1996)                                 $   757,551      $    773,453       $ 8,452


8.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      Cash and cash equivalents are carried at their face amount.

      Investments are carried at fair value as determined based on quoted market prices.


9.    RETAINED EARNINGS RESTRICTIONS

      Belgian company law requires 5% of annual net income to be transferred to a legal reserve which is not normally distributable to stockholders. These transfers must be made until the legal reserve has attained 10% of the value of the paid in common stock.

      Paid in common stock for the Company under Belgian company law is $1,594,896. At May 10, 1996, the Company's legal reserve under Belgian company law was $6.


10.   CONTINGENCIES

      Underwriting reserves are provisions for the future losses based on individual underwriting years. To the extent that an underwriting year becomes fully developed and earned premiums can be ascertained, credit can be taken to the income statement comprising the loss provision no longer required.

      Belgian fiscal authorities have examined the records for the year ended December 31, 1994, the first year of activity as a reinsurer. By their letter on May 13, 1996, they contest the basis on which the Company has compiled its underwriting reserves. Directors believe that the authorities have misunderstood the nature of the time frame of the risks provided against. A formal rejection of authorities' assertions is currently being drawn up.

      In the unlikely event of the total underwriting reserve for 1994 of $8,488,697 being deemed to be profit by the tax authorities, a tax charge of some $4,200,000 would arise. However, if the authorities accept the Directors' assertions, taxation will in any event become due for 1999 if the underwriting reserve of 1994 suffers no losses. Based on current tax rates, the amount payable at that time would be $3,600,000. Similar considerations may apply to the 1995 and 1996 underwriting years.

      Any change in the revenue recognition policy for tax purposes would result in gross temporary timing differences, the proposed adjustments would be substantially offset by deferred income taxes and would not be material to the consolidated financial statements taken as a whole.